EXHIBIT 10.3

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this "Agreement") is made and entered into this 2nd day of April, 2012, by and between ADDvantage Technologies Group, Inc., an Oklahoma corporation ("Company"), and Scott A. Francis ("Executive").  Capitalized terms used in this Agreement shall have the meanings set forth in Section 5 below, unless the context clearly requires a different meaning.

RECITALS

A.           Executive is a key employee of Company who possesses valuable knowledge of Company, its business and operations and the markets in which Company competes.

B.           Company recognizes that the uncertainty resulting from a Change in Control could adversely affect Company's ability to retain and motivate its key employees, including Executive.

C.           Company and Executive believe that the existence of this Agreement will serve as an incentive to Executive to remain in the employ of Company and will enhance Company's ability to call on and rely upon Executive in the event that a Change of Control occurs.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Purpose.  The purpose of this Agreement is to provide compensation to Executive upon Executive's Termination Upon Change in Control (as that term is defined below).  Executive acknowledges that his employment is and will continue to be "at will" and that this Agreement does not obligate Company to continue to employ Executive for any specific period of time, or in any specific role.  Company may assign Executive to other duties, and either Executive or Company may terminate Executive's employment at any time for any reason.

2.           Severance Payment.  On the thirtieth day after the occurrence of a Termination Upon Change of Control (or such later date as provided in Section 3 below), Company shall pay Executive the Severance Payment (as defined below) in a lump sum if the condition set forth in Section 3 below has been satisfied or otherwise waived by Company.  The Severance Payment to be made pursuant to this Section 2 shall be subject to withholding taxes and other amounts required to be withheld by law.

3.           Condition to Severance Payment.  Payment of the Severance Payment to Executive as described in Section 2 above shall be conditioned upon the execution and delivery by Executive of an agreement in form and substance as reasonably required by

Company, which shall, at Company's sole election, provide, among other things, that Executive shall:

(a)           release any and all claims that Executive might have against Company that in any way relate to Executive's employment with Company; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by Company under the terms of its bylaws or any indemnification agreements to which Company and Executive are or may become parties covering liability the Executive may incur by reason of her actions or inactions in connection with her employment by Company or any of its affiliates;

(b)           keep confidential and not divulge or make accessible to any third party any confidential and proprietary information concerning Company that has been given or disclosed to or obtained by Executive through the course of Executive's employment with Company; and

(c)           not take, or cause others to take, any action that interferes or is likely to interfere with the operation, business or prospects of Company, or that could in any other way harm or injure Company, including without limitation (i) soliciting, contacting, calling upon, communicating with or attempting to communicate with any customer of Company, or any representative of any customer of Company, with a view to selling or providing any products or services similar to the products and services offered or under development by Company or any of its affiliates, and (ii) soliciting for employment or engagement, or attempting to employ or engage, any employee or independent contractor of Company or any of its affiliates;

provided, however, that the condition described in this Section 3 shall be deemed waived by Company if Company fails to deliver to Executive such agreement on or before 15 days after a Termination Upon Change of Control.  Executive shall have up to 30 days following his receipt of such agreement to consider and deliver such executed agreement to the Company.  If such executed agreement is not delivered (or is delivered and then revoked) prior to the thirtieth day after such receipt, the Severance Payment due pursuant to Section 2 above shall be paid promptly thereafter, but in no event later than 15 days following such delivery.   In the event that the Company fails to deliver such agreement within 15 days following the Executive’s Termination Upon a Change in Control and the requirement for such agreement is thereby waived, the Severance Payment shall be paid as provided in Section 2 above.  The agreement to be executed and delivered by Executive pursuant to this Section 3 shall provide that the restrictions described in paragraphs (b) and (c) of this Section 3 shall be applicable to Executive for a period of one year after a Termination Upon Change of Control.

4.           Code Section 409A.

(a) The parties intend this Agreement to comply with or be excepted from the requirements of Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”).

(b) To the extent that any right to reimbursement of expenses under the Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(c) Notwithstanding anything herein to the contrary, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A, including, without limitation, exclusions for separate installment payments and exclusions under Section 1.409A-1(b)(9)(iii) of the Department of Treasury Regulations) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, any such payment of nonqualified deferred compensation (within the meaning of Section 409A) that is otherwise required to be made under the Agreement to the Executive upon Executive’s Termination Upon a Change in Control shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(d) To the extent any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under the Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a release of claims as contemplated by Section 5(c) above, such amounts shall commence to be paid on the first payroll date following the 60th day following the date of Executive’s Separation from Service; provided that

Executive has executed and not revoked such release prior to such 60th day and any applicable revocation period has expired.

                (e) To the extent that any amount of nonqualified deferred compensation (within the meaning of Section 409A) payable pursuant to the Agreement becomes subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or any of its affiliates, and to the extent such amount so subject to set-off, counterclaim, or recoupment is payable in installments, such set-off, counterclaim, or recoupment shall not modify the amount or the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.

                (f) Notwithstanding any provision of the Agreement to the contrary, in the event that the Company determines that any amounts payable pursuant to this Agreement will be immediately taxable to Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company or the Executive and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the imposition of taxes or penalties on Executive under Section 409A.  In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A, other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A.

5.           Exclusive Remedy.  Upon the payment of the Severance Payment pursuant to Section 2 above, Executive shall be entitled to no other compensation, benefits or other payments from Company as a result of the termination Executive's employment with Company.  In addition, Executive will be entitled to continue his group medical insurance coverage in accordance with the Federal COBRA legislation.  Executive must meet all requirements for coverage continuation under COBRA, including the payment of premiums.

6.           Definitions.  As used in this Agreement, each of the following terms has the meaning specified below:

"Company" shall have the meaning set forth in the first paragraph of this Agreement.  For purposes of this Agreement, the term Company shall also include any Successor that results from a Change of Control.

"Cause" means and includes one or more of the following:

(a)           conviction of a felony or pleading guilty to a felony charge;

(b)           participation as an employee, officer or principal owner/organizer in any business engaged in activities in direct competition with Company without the consent of Company;

(c)           gross and willful neglect of responsibilities as Chief Financial Officer; or

(d)           other offenses against Company, including without limitation theft, embezzlement, dishonesty, gross and willful violation of Company policy, or the release of proprietary or confidential information in a manner that would be detrimental to Company's best interest.

"Change in Control" means a “change of control event”, as such term is defined in United States Treasury Regulations (“Regulations”) promulgated under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), that results from the occurrence of any of the following events:

(a)           any individual, corporation, limited liability company, partnership, group (other than Chymiak family members), association or other entity or "person," as such term is defined in Section 14(d) of the Securities Exchange Act of 1934, as amended (a "Person"), is or becomes the "beneficial owner," as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, directly or indirectly, of 50% or more of outstanding securities of Company or its parent company having the right to vote at elections of directors;

(b)           Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of Company or its parent outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)           the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of Company or the Successor;

(d)           any Person, together with any of its affiliates, acquires, directly or indirectly, the voting power to elect a majority of the members of the Board of Company (other than the acquisition and voting of proxies by management of Company to elect members to the Board of Directors in the normal course at an annual meeting of shareholders that is not, directly or indirectly, in connection with, or for the purpose of, effecting a "change of control);" or

(e)           any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

"Executive" shall have the meaning set forth in the first paragraph of this Agreement.

"Good Reason" means the occurrence of any of the following conditions, without Executive's informed written consent:

(a)           a substantial diminution in Executive's position, responsibilities, duties or compensation after a Change in Control as measured against Executive's position, responsibilities, duties and compensation immediately prior to a Change of Control; or

(b)           Company's requiring Executive to be based at any office or location more than 35 miles from the office where Executive was employed immediately preceding the Change of Control so long as the condition identified also constitutes “good reason” under the Regulations.

"Permanent Disability" means that:

(a)           Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of Executive's duties;

(b)           such total incapacity shall have continued for a period of six consecutive months; and

(c)           such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of Executive's life.

"Severance Payment" means the payment to be made to Executive upon a Termination Upon Change of Control, which shall be equal to the total of (a) the amount of the six months’ monthly base salary being paid by Company to Executive immediately preceding the Change in Control plus (b) an amount equal to one-half of the average of the aggregate annual bonus payments made by Company to Executive with respect to each of the two most recently completed fiscal years, in each case excluding the amount of any matching payments made by the Company to Executive’s account in the Company’s 401(k) Plan with respect to such payments.

"Successor" means Company as defined above and any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company or its parent.

"Termination Upon Change of Control" means a “separation from service”, as such term is defined in Section 409A and Regulations promulgated thereunder, resulting from:

(a)           any termination of the employment of Executive by Company without Cause during the period commencing on the date Company enters into a definitive agreement providing for any Change of Control and ending on the date that is 12 months following the effectiveness of such Change of Control;

(b)           any termination of Executive's employment due to the Successor's failure to offer Executive an employment position with Successor or any of its affiliates following the Change of Control with comparable compensation and other benefits as Executive enjoyed with Company immediately prior to the Change of Control; or

(c)           any resignation by Executive for Good Reason during the period commencing on the date of any Change of Control and ending on the date which is 12 months following such Change of Control.

Notwithstanding the foregoing, the term "Termination Upon Change of Control" shall not include any termination of the employment of Executive (i) by Company for Cause; (ii) by Company as a result of the Permanent Disability of Executive; (iii) as a result of the death of Executive; (iv) as a result of the voluntary termination of employment by Executive for reasons other than Good Reason, or (v) as a result of Executive's failure to accept an offer of employment by the Successor for a position and at a compensation and with employee benefits which are substantially comparable to those he had in connection with his employment by Company immediately prior to the Change of Control.

7.           Miscellaneous.

(a)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, outlines, memos, letters and other communications regarding the subject matter hereof, whether oral or in writing.  Each party represents and warrants that, in entering into and performing its obligations under this Agreement, such party does not and will not rely on any promise, inducement or representation allegedly made by or on behalf of the other party with respect to the subject matter hereof, nor any course of dealings or custom and usage in the trade, that is not expressly set forth herein.

(b)           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the fifth day after being so mailed), at the following address or facsimile transmission number (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

If to Company:
ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012
Attention:  Chairman of the Board
(918) 251-1138

If to Executive, to the address or facsimile number set forth beneath Executive’s signature below.

(c)           Successors of Company.  Company will require any Successor to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession or assignment had taken place.  Failure of Company to obtain such agreement shall be a material breach of this Agreement.

(d)           Successors and Representatives of Executive.  This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

(e)           Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(f)           Counterparts.  This Agreement may be executed in multiple counterparts, all of which taken together shall constitute a single document.

(g)           Modifications and Amendments; Waivers.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto.  No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

(h)           Partial Invalidity.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ADDvantage Technologies Group, Inc.

By:      /s/ Kenneth A. Chymiak
Kenneth A. Chymiak
Chairman of the Board

/s/ Scott A. Francis
Scott A. Francis
Address:
6531 E 84th Street
Tulsa, OK  74133